UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Targa Resources Corp.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
87612G101
(CUSIP Number)
April 26, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		6,279,651 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

6,279,651 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

6,279,651 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

14.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity IX, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		3,528,488 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

3,528,488 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

3,528,488 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

8.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Warburg Pincus IX, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		3,528,488 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

3,528,488 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

3,528,488 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

8.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Warburg Pincus Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		9,808,139 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

9,808,139 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

9,808,139 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Warburg Pincus & Co.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		9,808,139 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

9,808,139 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

9,808,139 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Warburg Pincus LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		9,808,139 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

9,808,139 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

9,808,139 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Charles R. Kaye

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		9,808,139 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

9,808,139 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

9,808,139 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

CUSIP No.	87612G101

1	NAMES OF REPORTING PERSONS Joseph P. Landy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares of common stock

SHARES	6	SHARED VOTING POWER (1)
BENEFICIALLY
OWNED BY		9,808,139 shares of common stock

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of common stock

WITH:	8	SHARED DISPOSITIVE POWER (1)

9,808,139 shares of common stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (1)

9,808,139 shares of common stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)(2)

23.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.
(2) Based on 42,349,738 shares of common stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011.

Item 1(a). Name of issuer:
Targa Resources Corp.
Item 1(b). Address of issuer’s principal executive offices:
1000 Louisiana, Suite 4300, Houston, Texas 77002
Item 2(a). Name of person filing:
This Schedule 13G/A is being filed on behalf of (a) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, Warburg Pincus Netherlands Private Equity VIII C.V. I, a company organized under the laws of the Netherlands, and WP-WPVIII Investors, L.P., a Delaware limited partnership (collectively, “WP VIII”); (b) Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”); (c) Warburg Pincus IX, LLC, a New York limited liability company (“WP IX LLC”), the general partner of WP IX; (d)Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”), the general partner of WP VIII and sole member of WP IX LLC; (e) Warburg Pincus & Co., a New York general partnership (“WP”), the managing member of WP Partners; (f) Warburg Pincus LLC, a New York limited liability company (“WP LLC”) which manages WP VIII and WP IX; and (g) Messrs. Charles R. Kaye and Joseph P. Landy, each a United States citizen and each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. Mr. Kaye, Mr. Landy, WP VIII, WP IX, WP IX LLC, WP Partners, WP and WP LLC are collectively referred to herein as the “Warburg Pincus Reporting Persons.” Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership with respect to any shares of Common Stock in which they do not have a pecuniary interest.
Item 2(b). Address or principal business office or, if none, residence:
The principal business address of each Warburg Pincus Reporting Persons is 450 Lexington Avenue, New York, New York, 10017.
Item 2(c). Citizenship:
See Item 2(a).
Item 2(d). Title of class of securities:
Common Stock, par value $0.001 per share (“Common Stock”)
Item 2(e). CUSIP No.:
87612G101
Item 3. If this statement is filed pursuant to §§240.13d—1(b) or 240.13d—2(b) or (c), check whether the person filing is a:
☑	Not Applicable
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a—8);

(e)	☐	An investment adviser in accordance with §240.13d—1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d—1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d—1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a—3);

(j)	☐	A non-U.S. institution in accordance with §240.13d—1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d—1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d—1(b)(1)(ii)(J), please specify the type of institution: _____
Item 4. Ownership
WP VIII
(a)	Amount beneficially owned:
6,279,651 shares of Common Stock
(b)	Percent of class:
14.8% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
6,279,651 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
6,279,651 shares of Common Stock
WP IX
(a)	Amount beneficially owned:
3,528,488 shares of Common Stock
(b)	Percent of class:
8.3% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
3,528,488 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
3,528,488 shares of Common Stock
WP IX LLC
(a)	Amount beneficially owned:
3,528,488 shares of Common Stock
(b)	Percent of class:
8.3% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
3,528,488 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
3,528,488 shares of Common Stock

WP Partners
(a)	Amount beneficially owned:
9,808,139 shares of Common Stock
(b)	Percent of class:
23.2% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
9,808,139 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
9,808,139 shares of Common Stock
WP
(a)	Amount beneficially owned:
9,808,139 shares of Common Stock
(b)	Percent of class:
23.2% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
9,808,139 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
9,808,139 shares of Common Stock
WP LLC
(a)	Amount beneficially owned:
9,808,139 shares of Common Stock
(b)	Percent of class:
23.2% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
9,808,139 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
9,808,139 shares of Common Stock
Mr. Kaye
(a)	Amount beneficially owned:
9,808,139 shares of Common Stock
(b)	Percent of class:
23.2% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
9,808,139 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
9,808,139 shares of Common Stock
Mr. Landy
(a)	Amount beneficially owned:
9,808,139 shares of Common Stock
(b)	Percent of class:
23.2% (based on 42,349,738 shares of Common Stock outstanding as of April 12, 2011, as reported in the Issuer’s prospectus dated April 20, 2011).
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
0 shares of Common Stock
(ii)	Shared power to vote or to direct the vote:
9,808,139 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of:
0 shares of Common Stock
(iv)	Shared power to dispose or to direct the disposition of:
9,808,139 shares of Common Stock
Item 5. Ownership of 5 Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.
Item 6. Ownership of More than 5 Percent on Behalf of Another Person.
Not Applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable.
Item 8. Identification and Classification of Members of the Group.
The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The joint filing agreement among the Warburg Pincus Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(K) of the Exchange Act is attached to the Schedule 13G previously filed with the U.S. Securities and Exchange Commission by the Warburg Pincus Reporting Persons with respect to Targa Resources Corp. on January 25, 2011. Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership with respect to any shares of Common Stock in which they do not have a pecuniary interest.
Item 9. Notice of Dissolution of Group.
Not Applicable.
Item 10. Certifications.
Not Applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 5, 2011	By:

Warburg Pincus Private Equity VIII, L.P.
	By:	Warburg Pincus Partners, LLC,
its general partner

	By:	Warburg Pincus & Co.,
its managing member

	By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

Warburg Pincus Private Equity IX, L.P.
	By:	Warburg Pincus IX, LLC,
its general partner

	By:	Warburg Pincus Partners, LLC,
its sole member

	By:	Warburg Pincus & Co.,
its managing member

	By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

Warburg Pincus IX, LLC
	By:	Warburg Pincus Partners, LLC,
its sole member

	By:	Warburg Pincus & Co.,
its managing member

	By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

Warburg Pincus Partners, LLC
By:	Warburg Pincus & Co.,
its managing member

By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

Warburg Pincus & Co.
By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner

Warburg Pincus LLC
By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Managing Director

Mr. Charles R. Kaye
By:	/s/ Scott A. Arenare
Name: Charles R. Kaye
By: Scott A. Arenare, Attorney-in-fact*

Mr. Joseph P. Landy
By:	/s/ Scott A. Arenare
Name: Joseph P. Landy
By: Scott A. Arenare, Attorney-in-fact*

*	Powers of Attorney given by Messrs. Kaye and Landy were previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.